Exhibit 99.1

FIRST AMERICAN FINANCIAL REPORTS SECOND QUARTER 2013 RESULTS

—Reports Earnings of 31 Cents per Diluted Share,

Including an $89 Million Reserve Strengthening—

SANTA ANA, Calif., July 25, 2013 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance and settlement services for residential and commercial real estate transactions, today announced financial results for the second quarter ended June 30, 2013.

Current Quarter Highlights

•	Total revenues up 18 percent compared with last year

•	Title Insurance and Services segment pretax margin of 6.1 percent

•	Adjusted pretax title margin of 13.4 percent, excluding $89.0 million reserve strengthening, or 730 basis points, primarily due to domestic lender claims for policy years 2004-2008

•	Title order mix continues to shift toward higher-premium resale transactions

•	Resale open orders per day up 19 percent compared with last year

•	Refinance open orders per day down 9 percent compared with last year

•	Commercial division revenues of $133.0 million, up 35 percent compared with last year

•	Specialty Insurance segment total revenues up 6 percent, with a pretax margin of 8.7 percent

•	Cash flow from operations of $209.3 million

•	Repurchased 1.6 million common shares for $35.6 million in June and July

Selected Financial Information

($ in millions, except per share data)

	For the Three Months Ended June 30
	2013	2012
Total revenues	$1,288.5	$1,089.8
Income before taxes	59.2	112.3
Net income	$34.7	$73.0
Net income per diluted share	0.31	0.68

Total revenues for the second quarter of 2013 were $1.3 billion, an increase of 18 percent relative to the second quarter of 2012. Net income in the current quarter was $34.7 million, or 31 cents per diluted share, compared with net income of $73.0 million, or 68 cents per diluted share, in the second quarter of 2012. The current quarter results include an $89.0 million reserve strengthening, or 48 cents per diluted share net of tax. The current quarter results also include net realized investment gains of $4.5 million, or 2 cents per diluted share, compared with net realized investment gains of $11.6 million, or 6 cents per diluted share, in the second quarter of 2012.

“Our business gained momentum in the second quarter as the housing market continued to improve,” said Dennis J. Gilmore, chief executive officer for First American Financial Corporation. “Strength in our title insurance segment drove revenue up 18 percent. Our commercial division’s performance was particularly strong, with revenues up 35 percent compared with last year.

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First American Financial Reports Second Quarter 2013 Results

“Year to date, our paid title claims are down 8 percent as compared with the prior year and our most recent policy years continue to perform well, with ultimate loss rates below historical averages. While claims from our legacy policy years have generally declined, they are not falling at the pace that we expected and, as a result, we strengthened our reserves in the quarter. Although the reserve strengthening impacted our otherwise strong results, it does not alter our long-term outlook for the business.

“The strong spring selling season has continued into summer, with resale orders in July remaining at the peak levels of May and June. On the refinance side, the surge in mortgage rates beginning in May impacted transaction activity with orders declining sharply through the end of June, but leveling out thus far in July.

“In June and July, we repurchased 1.6 million common shares at an average price of $21.92 for a total of $36 million. We purchased these shares based on our strong capital position and the long-term value we see in our stock relative to other investment opportunities.”

Title Insurance and Services

($ in millions, except average revenue per order)

	For the Three Months Ended June 30
	2013	2012
Total revenues	$1,205.0	$1,012.0
Income before taxes	$73.0	$118.4
Pretax margin	6.1%	11.7%
Direct open orders	421,500	411,200
Direct closed orders	321,300	289,300
Commercial*
Total revenues	$133.0	$98.2
Open orders	23,600	19,100
Closed orders	11,800	12,100
Average revenue per order	$10,200	$7,100

*	Includes commercial activity from the National Commercial Services division only.

Total revenues for the Title Insurance and Services segment were $1.2 billion, a 19 percent increase from the same quarter of 2012. Direct premiums and escrow fees were up 21 percent from the second quarter of 2012, driven by an 11 percent increase in the number of direct title orders closed in the quarter and a 9 percent increase in the revenue per direct title order to $1,593. The increase in revenue per direct title order was primarily attributable to higher real estate prices and an increase in the number of large commercial deals that closed in the quarter. Agent premiums were up 24 percent in the current quarter, which is consistent with the increase in direct premiums during the previous quarter, reflecting the typical reporting lag of approximately one quarter.

Information and other revenues were $171.1 million this quarter, up 2 percent compared with the same quarter of last year. The increase was primarily due to higher demand for the company’s residential and commercial title information products, partially offset by lower demand for title-related services in Canada.

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First American Financial Reports Second Quarter 2013 Results

Total investment income was $25.3 million in the second quarter, an increase of $5.2 million from the second quarter of 2012. This increase was primarily due to higher interest and dividends from the investment portfolio and the impact of certain impairments that negatively affected the second quarter of 2012, partly offset by lower net realized investment gains in the current quarter.

Personnel costs were $340.0 million in the second quarter, an increase of $40.7 million, or 14 percent, compared with the second quarter of 2012. This increase was primarily due to higher staffing levels required to support the increase in order volume and higher incentive compensation driven by the growth in revenues.

Other operating expenses were $216.2 million in the second quarter, up $26.5 million, or 14 percent, compared with the second quarter of 2012. The increase was primarily due to higher production-related expenses and temporary labor costs driven by the increase in order volumes.

The provision for policy losses and other claims was $149.5 million in the second quarter, or 14.8 percent of title premiums and escrow fees, up $94.7 million compared with the same quarter of the prior year. The current quarter rate of 14.8 percent reflects an ultimate loss rate of 5.8 percent for the current policy year and an $89.0 million net increase in the loss reserve estimates for prior policy years. The increase in loss reserve estimates for prior policy years reflects claims development above expected levels, primarily attributable to domestic lender policies from policy years 2004 through 2008.

Pretax income for the Title Insurance and Services segment was $73.0 million in the second quarter, compared with $118.4 million in the second quarter of 2012. Pretax margin was 6.1 percent in the current quarter, compared with 11.7 percent last year.

Specialty Insurance

($ in millions)

	For the Three Months Ended June 30
	2013	2012
Total revenues	$84.0	$79.6
Income before taxes	$7.3	$13.3
Pretax margin	8.7%	16.7%

Total revenues for the Specialty Insurance segment were $84.0 million in the second quarter of 2013, an increase of 6 percent compared with the second quarter of 2012. The increase in revenues was driven by higher premiums earned in both the home warranty and property and casualty business lines, partially offset by lower net realized gains in the current quarter. The overall loss rate in the Specialty Insurance segment was 61 percent in the current quarter, above the 56 percent loss rate in the prior year. Both business lines experienced higher losses in the quarter, resulting in a pretax margin of 8.7 percent, down from 16.7 percent in the second quarter of 2012.

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First American Financial Reports Second Quarter 2013 Results

Teleconference/Webcast

First American’s second quarter 2013 results will be discussed in more detail on Thursday, July 25, 2013, at 11 a.m. ET, via teleconference. The toll-free dial-in number is (800) 619-2658. Callers from outside the United States may dial (773) 756-4600. The passcode for the event is “First American.”

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through July 31, 2013, by dialing (203) 369-3836. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance and settlement services to the real estate and mortgage industries, that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; and banking, trust and investment advisory services. With revenues of $4.5 billion in 2012, the company offers its products and services directly and through its agents throughout the United States and abroad. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its direct title insurance operations, which are posted approximately 12 days after the end of each month.

Forward-Looking Statements

Certain statements made in this press release and the related management commentary and responses to investor questions, including but not limited to those related to the outlook for the housing market and its effects on the company; future refinance, purchase and commercial volumes; the decline in refinance business being offset by future strength in the company’s purchase and commercial businesses; focus on organic growth in the core title business; and future title claims experience and loss rates, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; failures at financial institutions where the company deposits funds; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; regulation of title insurance rates; reform of government-sponsored mortgage enterprises; limitations on access to public records and other data; product migration; changes in relationships with large mortgage lenders; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio; expenses of and funding obligations to the pension plan; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; systems interruptions and intrusions, wire transfer errors or unauthorized data disclosures; inability to realize the benefits of the company’s offshore strategy; inability of the company’s subsidiaries to pay dividends or repay funds; and other factors described in the company’s quarterly report on Form 10-Q for the quarter

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First American Financial Reports Second Quarter 2013 Results

ended March 31, 2013, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including an adjusted pretax title margin and personnel and other operating expense ratios. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact:	Investor Contact:
Carrie Loranger	Craig Barberio
Corporate Communications	Investor Relations
First American Financial Corporation	First American Financial Corporation
(714) 250-3298	(714) 250-5214

(Additional Financial Data Follows)

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First American Financial Reports Second Quarter 2013 Results

First American Financial Corporation

Summary of Consolidated Financial Results and Selected Information

(in thousands, except per share amounts and title orders)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
Total revenues	$1,288,464	$1,089,833	$2,435,227	$2,056,596
Income before income taxes	$59,224	$112,290	$118,816	$163,840
Income tax expense	24,276	38,773	47,636	59,214

Net income	34,948	73,517	71,180	104,626
Less: Net income attributable to noncontrolling interests	276	516	330	332

Net income attributable to the Company	$34,672	$73,001	$70,850	$104,294

Net income per share attributable to stockholders:
Basic	$0.32	$0.69	$0.66	$0.98
Diluted	$0.31	$0.68	$0.64	$0.97
Cash dividends declared per share	$0.12	$0.08	$0.24	$0.16
Weighted average common shares outstanding:
Basic	108,210	106,230	107,881	105,926
Diluted	110,311	107,945	110,072	107,681
Selected Title Information
Title orders opened	421,500	411,200	798,100	788,400
Title orders closed	321,300	289,300	612,700	550,600
Paid title claims	$69,148	$71,850	$140,485	$152,305

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First American Financial Reports Second Quarter 2013 Results

First American Financial Corporation

Selected Balance Sheet Information

(in thousands)

(unaudited)

	June 30, 2013	December 31, 2012
Cash and cash equivalents	$861,835	$627,208
Investment portfolio	3,145,223	3,113,560
Goodwill and other intangible assets	891,188	902,952
Total assets	6,302,979	6,050,847
Reserve for claim losses	1,054,450	976,462
Notes payable	314,779	229,760
Total stockholders’ equity	$2,342,220	$2,348,065

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First American Financial Reports Second Quarter 2013 Results

First American Financial Corporation

Segment Information

(in thousands, unaudited)

For the Three Months Ended June 30, 2013	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$593,205	$511,918	$81,287	$—
Agent premiums	496,730	496,730	—	—
Information and other	171,522	171,104	424	(6)
Investment income	22,485	21,599	1,787	(901)
Net realized investment gains(1)	4,522	3,696	525	301

	1,288,464	1,205,047	84,023	(606)

Expenses
Personnel costs	364,767	340,046	14,905	9,816
Premiums retained by agents	396,024	396,024	—	—
Other operating expenses	232,765	216,230	9,859	6,676
Provision for policy losses and other claims	198,766	149,534	49,232	—
Depreciation and amortization	18,192	16,260	1,209	723
Premium taxes	14,795	13,268	1,527	—
Interest	3,931	645	—	3,286

	1,229,240	1,132,007	76,732	20,501

Income (loss) before income taxes	$59,224	$73,040	$7,291	$(21,107)

For the Three Months Ended June 30, 2012	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$497,288	$424,146	$73,142	$—
Agent premiums	400,361	400,361	—	—
Information and other	167,827	167,411	418	(2)
Investment income	12,789	12,283	2,231	(1,725)
Net realized investment gains(1)	11,568	7,771	3,797	—

	1,089,833	1,011,972	79,588	(1,727)

Expenses
Personnel costs	322,043	299,348	13,717	8,978
Premiums retained by agents	321,348	321,348	—	—
Other operating expenses	205,647	189,759	9,594	6,294
Provision for policy losses and other claims	95,389	54,820	40,569	—
Depreciation and amortization	18,456	16,669	1,116	671
Premium taxes	12,228	10,922	1,306	—
Interest	2,432	661	—	1,771

	977,543	893,527	66,302	17,714

Income (loss) before income taxes	$112,290	$118,445	$13,286	$(19,441)

(1)	Includes other-than-temporary impairment (OTTI) losses recorded in earnings.

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First American Financial Reports Second Quarter 2013 Results

First American Financial Corporation

Segment Information

(in thousands, unaudited)

For the Six Months Ended June 30, 2013	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,071,056	$911,902	$159,154	$—
Agent premiums	981,195	981,195	—	—
Information and other	323,655	322,852	814	(11)
Investment income	45,543	40,585	3,466	1,492
Net realized investment gains (1)	13,778	11,092	2,100	586

	2,435,227	2,267,626	165,534	2,067

Expenses
Personnel costs	709,267	656,889	29,236	23,142
Premiums retained by agents	783,567	783,567	—	—
Other operating expenses	438,111	404,843	20,078	13,190
Provision for policy losses and other claims	314,792	226,894	87,898	—
Depreciation and amortization	36,587	32,744	2,387	1,456
Premium taxes	26,912	24,172	2,740	—
Interest	7,175	1,209	—	5,966

	2,316,411	2,130,318	142,339	43,754

Income (loss) before income taxes	$118,816	$137,308	$23,195	$(41,687)

For the Six Months Ended June 30, 2012	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$911,074	$767,785	$143,289	$—
Agent premiums	777,347	777,347	—	—
Information and other	323,587	322,700	893	(6)
Investment income	33,923	29,604	4,696	(377)
Net realized investment gains (1)	10,665	5,757	4,908	—

	2,056,596	1,903,193	153,786	(383)

Expenses
Personnel costs	627,322	576,925	27,380	23,017
Premiums retained by agents	623,512	623,512	—	—
Other operating expenses	394,797	361,510	20,637	12,650
Provision for policy losses and other claims	182,067	107,000	75,067	—
Depreciation and amortization	36,515	33,002	2,172	1,341
Premium taxes	23,076	20,655	2,421	—
Interest	5,467	1,322	—	4,145

	1,892,756	1,723,926	127,677	41,153

Income (loss) before income taxes	$163,840	$179,267	$26,109	$(41,536)

(1)	Includes other-than-temporary impairment (OTTI) losses recorded in earnings.

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First American Financial Reports Second Quarter 2013 Results

First American Financial Corporation

Expense Ratio Reconciliation

Title Insurance and Services Segment

($ in thousands, unaudited)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2013	2012	2013	2012
Total revenues	$1,205,047	$1,011,972	$2,267,626	$1,903,193
Less: Net realized investment gains (1)	3,696	7,771	11,092	5,757
Investment income	21,599	12,283	40,585	29,604
Premiums retained by agents	396,024	321,348	783,567	623,512

Net operating revenues	$783,728	$670,570	$1,432,382	$1,244,320

Personnel and other operating expenses	$556,276	$489,107	$1,061,732	$938,435
Ratio (% net operating revenues)	71.0%	72.9%	74.1%	75.4%
Ratio (% total revenues)	46.2%	48.3%	46.8%	49.3%

(1)	Includes other-than-temporary impairment (OTTI) losses recorded in earnings.

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